Mail Stop 3720

      							February 28, 2006

Via U.S. Mail and Fax (410- 865-8901)
Mr. Joseph R. Chinnici
Senior Vice President and Chief Financial Officer
Ciena Corporation
1201 Winterson Road
Linthicum, MD  21090-2205

	Re:	Ciena Corporation
      Form 10-K for Fiscal Year Ended October 31, 2005
		Filed January 12, 2006

		File No. 0-21969

Dear Mr. Chinnici:

	We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.


								Sincerely,

								/s/ Kyle Moffatt for

								Larry Spirgel
								Assistant Director





??

??

??

??

Mr. Robin N. Dickson
Harmonic Inc.
Page 1



UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

         DIVISION OF
CORPORATION FINANCE